October 11, 2019
Andy Cring
VIA ELECTRONIC DELIVERY

RE: INTERIM CHIEF FINANCIAL OFFICER COMPENSATION

Dear Andy:

Effective on September 25, 2019, you were appointed Interim Chief Financial Officer, to perform all duties and responsibilities necessary and appropriate as Interim Chief Financial Officer and as the “principal financial officer” (for purposes of SEC purposes) of eBay.

In recognition of the additional duties and responsibilities you have assumed as Interim Chief Financial Officer, you will be entitled to receive:

(1) a monthly performance bonus in the amount of $70,000 for each month in which you serve as Interim Chief Financial Officer (including a prorated amount for any partial month of service), less applicable tax and payroll withholdings; and

(2) by no later than October 15, 2019, an award of restricted stock units (“RSUs”) as described in the following paragraphs.  The grant is described as a U.S. dollar value.  The number of shares to be granted will be determined by dividing the U.S. dollar value of the RSU award by the Average eBay Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of eBay common stock.  The “Average eBay Closing Price” shall be calculated based on the average of the closing prices of eBay common stock in U.S. dollars for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of grant.

In accordance with the methodology above, you will be granted an award of RSUs valued at USD $3,000,000 to be granted under the terms and conditions of eBay’s current stock plans (the “Plans”) as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date).  The RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years as follows: 1/16th of the shares subject to the RSU award will vest on January 15, 2020, and an additional 1/16th of the shares subject to the award each three month period thereafter, subject to applicable taxes and withholdings.

Except as otherwise provided in this letter, there will be no changes to your annual rate of base salary or other compensation opportunities from those applicable to you in your position as Vice President, Global Financial Planning at eBay, including without limitation your annual bonus opportunity under the eBay Incentive Plan, and your continued eligibility to participate in eBay’s equity grant program, applicable severance, change in control, and other welfare and fringe benefit plans of eBay, in each case at the level of Vice President.

For the avoidance of doubt, your employment as Interim Chief Financial Officer and “principal financial officer” shall be “at-will” and as such the Board of Directors may remove you from any such positions at any time and for any reason, with or without notice. However, so long as you are offered the opportunity to return to your position, duties and responsibilities as Vice President, Global Financial Planning (or other comparable position), any such removal will not give rise to any entitlements for you to receive vesting, severance or other payments or benefits under any compensation or benefit plan, program or policy.

Finally, The Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement that you executed in conjunction with your commencement of employment also remain in force.

Andy, on behalf of the entire eBay team, thank you for your willingness to serve during this transitional time.

Very truly yours,

/s/ Kristin Yetto
Kristin Yetto
Senior Vice President, Chief People Officer

ACCEPTED:

/s/ Andy Cring
Andy Cring

October 11, 2019
Date

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